Exhibit 99.1


         HALIFAX ANNOUNCES NEW ENTERPRISE MAINTENANCE CONTRACT
                     AWARDS TOTALING $6.5 MILLION

    Company Also Reports Loss of Pennsylvania Maintenance Contract


ALEXANDRIA, VA - April 7, 2004 - Halifax Corporation (AMEX: HX) today announced that it has been awarded new contracts from its business partners valued at over $3.0 million on an annual basis and over $6.5 million over the full term of the awards. The enterprise maintenance contracts include support for over 2,200 locations nationwide for an auto rental service and several hundred locations for a nationwide finance company.

The Company also announced that it was unsuccessful in renewing its enterprise maintenance contract, valued at $3.9 million per year, with the Commonwealth of Pennsylvania. Halifax will continue to provide maintenance services under this contract through June 30, 2004.

Charles McNew, president and CEO, noted, "We're pleased to add several large, national enterprise maintenance solutions customers, validating our growing position as a leader in this niche of the IT market. We remain bullish about our ongoing growth prospects, and we currently have several large bids outstanding for nationwide enterprise maintenance support."

He added, "Although we are pleased to continue building our service base in this difficult market, we are disappointed with the loss of the Pennsylvania contract. We are proud of the level of high-quality service our employees have provided to Pennsylvania, and despite this loss we plan to maintain our national support center in its Pennsylvania location. We have planned cost-containment actions, which we believe will mitigate any negative long-term impact from the non-renewal of this contract."

Concluded McNew, "In addition to the success of our enterprise maintenance business, our secure network services group is continuing to experience strong demand, particularly within the intelligence community. We also remain committed to our acquisition strategy, and we continue to review strategic acquisition candidates."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.



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